                                                                      EXHIBIT 12

                        CIRCUS CIRCUS ENTERPRISES, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (AMOUNTS IN THOUSANDS)

                                           NINE MONTHS                  YEARS ENDED JANUARY 31,
                                          ENDED OCTOBER  -----------------------------------------------------
                                            31, 1995       1995       1994       1993       1992       1991
                                          -------------  ---------  ---------  ---------  ---------  ---------
Income before income tax and
 extraordinary loss.....................     150,439       214,490    182,608    183,313    157,004    115,858
Equity earnings of less-than-fifty-
 percent-owned venture not
 distributed............................      (4,526)            0          0          0          0          0
Fixed charges:
  Interest expense......................      41,782        42,734     17,770     22,989     43,632     42,048
  Rentals representing an interest
   factor...............................         863         1,151      1,087      1,036      1,060      1,021
                                          -------------  ---------  ---------  ---------  ---------  ---------
Earnings as defined.....................     188,558       258,375    201,465    207,338    201,696    158,927
                                          -------------  ---------  ---------  ---------  ---------  ---------
                                          -------------  ---------  ---------  ---------  ---------  ---------
Fixed charges (including capitalized
 items):
  Interest expense......................      41,782        42,734     17,770     22,989     43,632     42,048
  Capitalized interest..................       6,125         4,153     18,456      7,994      1,171      9,356
  Rentals representing an interest
   factor...............................         863         1,151      1,087      1,036      1,060      1,021
                                          -------------  ---------  ---------  ---------  ---------  ---------
Fixed charges as defined................      48,770        48,038     37,313     32,019     45,863     52,425
                                          -------------  ---------  ---------  ---------  ---------  ---------
                                          -------------  ---------  ---------  ---------  ---------  ---------
Ratio of Earnings to Fixed
 Charges................................        3.87(1)       5.38       5.40       6.48       4.40       3.03
                                          -------------  ---------  ---------  ---------  ---------  ---------
                                          -------------  ---------  ---------  ---------  ---------  ---------

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(1) During  the  second  quarter of  fiscal  1996, the  Company  wrote-off $45.1 million of costs associated with various assets which were disposed of or whose values had otherwise become impaired. The ratio of earnings to fixed charges for the nine months ended October 31, 1995, excluding this write-off, would be 4.79.